UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2014

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2014, the Board of Directors of AvalonBay Communities, Inc. voted to appoint Terry S. Brown to the Board of Directors, effective January 1, 2015.  Mr. Brown will serve as an independent director and upon his appointment will serve on the Investment and Finance Committee and the Audit Committee of the Board.  A press release announcing his appointment is attached as Exhibit 99.1.

Mr. Brown is the Chairman and Chief Executive Officer of EDENS, one of the country’s leading private owners, operators and developers of retail real estate, with a focus on community-oriented shopping places on the East Coast.  Mr. Brown joined EDENS as its CEO in 2002.  Prior to that he was Chief Executive Officer of Andersen Corporate Finance LLC (NASD Broker-Dealer subsidiary of Arthur Andersen) where he was responsible for strategy and investment banking activities on a global basis across the real estate, manufacturing, technology, services and energy industries.

Mr. Brown will receive a grant of restricted stock (or, if timely elected, restricted stock units) on January 30, 2015 (his 30th day of service on the Board) with a value equal to $47,945 based on the closing price of the Company’s common stock on the New York Stock Exchange on that date, to be awarded under a restricted stock or restricted stock unit agreement in substantially the same form used for current non-employee directors of the Company.  This amount represents a pro rata portion of the annual retainer paid to other non-employee directors following the 2014 Annual Meeting of Stockholders.  Such shares or units will vest in two equal installments on March 1, 2015, and May 19, 2015 (or, if earlier, the day prior to the 2015 Annual Meeting).  Mr. Brown will also receive a payment of $9,833 in cash (or, if timely elected, restricted stock units) on March 1, 2015, representing a pro rata portion of the quarterly payment made to other non-employee directors.  Thereafter, Mr. Brown will receive the same compensation as other non-employee directors, including quarterly payments of $15,000 in cash or, if timely elected, restricted stock units on the same schedule as other directors.

In connection with Mr. Brown’s appointment to the Board of Directors, the Company anticipates that it will enter into an Indemnification Agreement with Mr. Brown in substantially the same form previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

In connection with this appointment, the Board of Directors also changed the size of the Board from ten to eleven directors.

In appointing Mr. Brown to the Board and determining that he qualified as an independent director, the Board considered that, in December 2011, a subsidiary of AvalonBay Communities, Inc. (AvalonBay Communities, Inc., together with subsidiaries and affiliates, “AvalonBay”) acquired a mixed-use development site in a planned development from an affiliate of EDENS (the “EDENS affiliate”), with the EDENS affiliate retaining ownership of and rights to a future retail condominium component to be constructed thereon. Thereafter, AvalonBay constructed both the multifamily component (for itself) and the retail component (for the EDENS affiliate), with EDENS agreeing to reimburse AvalonBay for the allocable costs of constructing the retail component. The Board considered these transactions under the New York Stock Exchange standards for evaluating transactions between AvalonBay and a company for which a director is an executive officer and concluded that the transaction did not and will not violate the limitations set forth in such standards. The Board also considered the past and present relationship between AvalonBay, EDENS, and Mr. Brown more broadly, including against the independence standards described by the Company in the proxy statement for its 2014 Annual Meeting of Stockholders, and the Board concluded that Mr. Brown will qualify as independent of the Company for purposes of qualifying for service on AvalonBay’s Board.

ITEM 9.01                                  Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release of AvalonBay Communities, Inc. dated November 3, 2014. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

November 3, 2014
	By:	/s/ Kevin P. O’Shea
	Name:	Kevin P. O’Shea
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 3, 2014